Exhibit 10.1
Covenant Transportation Group, Inc.
2008 Named Executive Officer Bonus Program

Pursuant to the Covenant Transportation Group, Inc. 2006 Omnibus Incentive Plan (the "Plan"), on April 9, 2008, the Compensation Committee of the Board of Directors (the "Committee") of Covenant Transportation Group, Inc., a Nevada corporation (the "Company") approved the key terms of the Company's 2008 Bonus Program (the "Program"). The disclosures discussed in this Exhibit were previously filed on Form 8-K on April 15, 2008.

As set forth in the Plan, which was approved by the Company's stockholders at the 2006 annual meeting of stockholders, the Committee may choose from a range of defined performance measures.  The Committee approved performance-based bonus opportunities, approved under the Plan, pursuant to which each of the Company's Chief Executive Officer, the person performing the function of principal financial officer, and the Company's four other most highly compensated executive officers for the year ended December 31, 2007 (the "Named Executive Officers"), other than Messrs. Micky Miller and Michael Miller, is eligible to receive a bonus of up to 50% of his 2008 base salary based upon the Company's achievement of certain performance targets.  No performance-based opportunity was considered for Mr. Micky Miller and Mr. Michael Miller retired from the Company in August 2007.  Each Named Executive Officer must accept at least 25% of his bonus for 2008, if any, in the form of Class A common stock under the Plan and may choose to receive up to 100% of the bonus in Class A common stock under the Plan.  As in 2007, the percentage of salary assigned to each Named Executive Officer is based on the Committee's evaluation of (i) the magnitude of each Named Executive Officer's ability to impact corporate performance based on the executive's responsibilities at the time the targets were set, (ii) the composition of each Named Executive Officer's total compensation package, and (iii) the Company's long-term financial goals.

In connection with the 2008 performance-based bonus opportunities described above and for each of the Named Executive Officers who have a performance-based bonus opportunity, other than Tony Smith, President of Southern Refrigerated Transport, Inc. ("SRT") and Jim Brower, President of Star Transportation, Inc. ("Star"), whose bonus targets are provided below, the Committee set performance targets related to the Company having consolidated operating income of $16,187,000 and a consolidated operating ratio of 97.5% for 2008.  As with the performance targets for 2007, the Committee also created specific parameters for awarding bonuses within certain incremental ranges of achievement of the performance targets, subject to upward or downward adjustment in defined circumstances.  The applicable percentage of the achieved performance target is then multiplied by the Named Executive Officer's target bonus (50% of the Named Executive Officer's base salary) to determine the Named Executive Officer's bonus. The following table sets forth a summary of the incremental levels of achievement of the performance targets and the related percentage of the potential bonus associated with such achievement.

2008 Incremental Ranges of Performance Targets
Consolidated Operating Income ($) (000s)	Consolidated Operating Ratio (%)	% of Bonus Opportunity Paid as Bonus (%)
7,515	98.8	25.0
10,168	98.4	50.0
12,951	98.0	75.0
16,187	97.5	100.0
19,422	97.5	125.0
22,658	97.5	150.0

For Mr. Smith, the Committee set performance targets, of which 10% were related to the consolidated performance targets set forth above and 90% were related to SRT having operating income of $8,492,000 and an operating ratio of 93.0% for 2008.  As with the performance targets for the other Named Executive Officers, the Committee also created specific parameters for awarding a bonus to Mr. Smith within certain incremental ranges of achievement of the performance targets, subject to upward or downward adjustment in defined circumstances.  The following table sets forth, with respect to Mr. Smith, a summary of the incremental levels of achievement of the performance targets and the related percentage of the potential bonus associated with such achievement.

2008 Incremental Ranges of Performance Targets
Operating Income ($) (000s)	Operating Ratio (%)	% of Bonus Opportunity Paid as Bonus (%)
6,879	94.3	25.0
7,364	93.9	50.0
7,886	93.5	75.0
8,492	93.0	100.0
9,099	93.0	125.0
9,706	93.0	150.0

For Mr. Brower, the Committee set performance targets, of which 10% were related to the consolidated performance targets set forth above and 90% were related to Star having operating income of $2,527,000 and an operating ratio of 97.0% for 2008.  As with the performance targets for the other Named Executive Officers, the Committee also created specific parameters for awarding a bonus to Mr. Brower within certain incremental ranges of achievement of the performance targets, subject to upward or downward adjustment in defined circumstances.  The following table sets forth, with respect to Mr. Brower, a summary of the incremental levels of achievement of the performance targets and the related percentage of the potential bonus associated with such achievement.

2008 Incremental Ranges of Performance Targets
Operating Income ($) (000s)	Operating Ratio (%)	% of Bonus Opportunity Paid as Bonus (%)
1,399	98.3	25.0
1,744	97.9	50.0
2,106	97.5	75.0
2,527	97.0	100.0
2,949	97.0	125.0
3,370	97.0	150.0

The Committee believes that the performance targets represent aggressive, yet achievable goals for the Named Executive Officers to earn 100% of the eligible bonus amount.
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